EXHIBIT 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





Dear Sirs:

         We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 7, 1999 relating to the consolidated financial statements of QuikBIZ Internet Group, Inc. and Subsidiaries which is contained in that Prospectus.

/s/ Martin Ender, C.P.A.
Martin Ender, C.P.A.
Want & Ender C.P.A., P.C.
February 4, 2000